FOR IMMEDIATE RELEASE GulfWest Energy Inc., 480 N. Sam Houston Parkway E., Suite
300, Houston, Texas 77060 Contact: Thomas R. Kaetzer, President, (281) 820-1919

                     GULFWEST CLOSES $22 MILLION TRANSACTION
                     WITH PETROBRIDGE AND PRIVATE INVESTORS

     HOUSTON,  TEXAS,  May 3, 2004 - GulfWest Energy Inc. (OTC:  GULF) announced today the closing of a $22 million  financial  transaction,  which  included $18 million of debt with Petrobridge Investment Management LLC and the completion of an  initial  $4  million  of equity  from a  private  offering  of  exchangeable preferred stock of the company's wholly-owned subsidiary, GulfWest Oil & Gas
Company.  The funds from this  transaction  enabled the company to refinance the largest  component  of its debt and, in so doing,  reduce its overall  corporate debt by  approximately  $10 Million (26%).  After closing costs, the transaction also  provides up to $3.5  Million for  capital  expenditures  to be used for an extensive  workover  program  in  order  to  increase  the  production  from the company's properties in Texas, Louisiana and Colorado.

     GulfWest  Energy Inc. is a  Houston-based  independent  oil and gas company focused on the  development of its producing  properties and the  acquisition of oil and gas assets with development potential.

     Petrobridge Investment Management LLC is based in Houston and provides debt financing for the oil and gas industry.

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The matters  discussed  herein may  contain  "forward-looking"  statements  that involve  risks and  uncertainties  including,  without  limitation,  competitive factors in the marketplace.  For further discussion regarding the information in the press release and other risk factors, please refer to the Company's 10-K for
December 31, 2003.